EXHIBIT 10.23

EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT dated as of November 7, 2003 (this "Agreement"), between Medix Resources, Inc., a Colorado corporation (the "Company"), and Nancy L. Duncan (the "Executive").

         RECITALS

            WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment by the Company on the terms and subject to the conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

            1.  Employment.  The Company hereby employs the Executive as an Executive Vice President, and the Executive hereby accepts such employment by the Company, upon the terms and conditions hereinafter set forth.  The Executive shall perform such services as the Chairman of the Board, the President and Board of Directors of the Company (collectively the "Supervising Persons") shall in good faith direct.  The Executive will work from the Company's offices in the Indianapolis, Indiana, metropolitan area and travel whenever needed to Company locations or other locations where work needs to be performed and will not be expected to relocate.

            2.  Term.  Subject to the provisions for earlier termination provided in this Agreement, the term of the Executive's employment shall initially be for a 24-month period commencing on the date hereof (the "Effective Date"), and ending on November 3, 2005 (the "Initial Term").  Unless either party, upon not less than 60 days' prior written notice to the other before the end of the Initial Term or any Additional Term, elects not to renew this Agreement, the Executive's employment under this Agreement shall continue on the same terms and conditions as set forth herein for the successive 12 months (each, an "Additional Term").  Such 60 days' notice shall not be required with respect to any termination pursuant to Sections 6, 7, 8 or 9 below and an election not to renew pursuant to this Section 2 shall not constitute a Termination Without Cause (as defined herein) for purposes of Section 8 and Section 11(b).  The Initial Term, if and as extended by one or more Additional Terms, is hereinafter referred to as the "Employment Period."

            3.  Duties.

                        (a)  During the Employment Period, the Executive shall be employed as an Executive Vice President of the Company.  Such title may be changed from time to time by the Company, so long as the Executive maintains the substantially similar level of authority and responsibility.  The Executive shall serve under and report to the Supervising Persons.  The Company and its sole stockholder, Medix Resources, Inc., and each of their direct or indirect present and future subsidiaries, divisions, partnerships, limited liability companies, joint ventures and affiliates are hereinafter referred to collectively as the "Group."

                        (b)  During the Employment Period, the Executive shall perform for the Company the services normally rendered by a similarly situated executive, as well as such other services and duties commensurate with the Executive's position with the Company as the Supervising Persons may direct.  The Executive shall abide by the Company's and the Group's policies, standards, rules and regulations (including without limitation any ethical rules or standards) as in effect from time to time, and shall in all respects use her best efforts to conform to and comply with the lawful directions and instructions given to the Executive by the Supervising Persons.

                        (c)  During the Employment Period, the Executive shall: (i) use her best efforts to perform the Executive's duties with efficiency, diligence, care and conscientiousness; (ii) provide to the Supervising Persons such information regarding the Group's business and operations as any of them shall require; and (iii) at all times act consistently with the Executive's duties and obligations to the Company and the Group and use the Executive's best efforts to promote and serve the interests of the Company and the Group.

            4.  Time to be Devoted to Employment. During the Employment Period, the Executive shall devote the Executive's full business time, attention and energies exclusively to the business of the Company and the Group and shall not engage in any other business, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, the Executive may own up to 5% of the capital stock of any entity that is publicly-traded on a U.S. national stock exchange or quotation system, so long as the Executive does not control, directly or indirectly, through one or more entities or groups (whether formal or informal), the voting or disposition of greater than 5% of the aggregate beneficial ownership interest of any such entity. The Executive will be permitted to conduct public speaking engagements for which she will be paid and that compensation will accrue in total to the Executive.  With prior approval by the Group, limited to no more than 8 person hours in any given month, advisory activity for another firm or individual that has no competitive relationship to the Company, or any party that the Company may seek to have a working relationship, may be undertaken by The Executive.  Either activity will only be considered if there is no potential for impact to the time to be devoted to employment by the Executive.

            5.  Compensation; Benefits and Reimbursement.   For all services rendered by the Executive in any capacity during the Employment Period, including, without limitation, services as an officer, director or member of any committee of the Company or any member of the Group, the Executive shall be compensated as follows (subject, in each case to the provisions of Sections 6-10 below):

                        (a)  During the Employment Period, the Company shall pay, or cause to be paid, to the Executive a base salary (the "Base Salary") at a rate of $140,000 on an annualized basis, which shall be payable in accordance with the customary payroll practices of the Company, but no less frequently than twice monthly.

                        (b)     During the Employment Period, the Executive shall be entitled to the following:

                                         (i)          Participation in the Company's and/or the Group's pension and benefit plans (excluding severance plans, if any, during the Initial Term) as the Company and/or the Group generally maintains from time to time during the Employment Period for the benefit of its similarly situated employees, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs; provided, however, the Company and/or the Group may modify or discontinue any such benefits, plans or programs and change employee contribution amounts to benefit costs without notice in its discretion.

                                         (ii)          Reimbursement for all reasonable and necessary out-of pocket expenses incurred in the ordinary course of the Executive's employment during the Employment Period, including travel and entertainment expenses, according to the Company's expense account and reimbursement policies in place from time to time and provided that the Executive shall submit appropriate documentation sufficient for tax purposes to substantiate the expenditure as an income tax deduction.  Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Company, or with the prior approval of the Company.  Further, the Executive must obtain the prior consent of the Company with respect to any single expense in excess of $2,500 or any aggregate expenses, which exceed $10,000 in any one-month period.

                                         (iii)          During the Initial Term, the Executive will accrue and be entitled to four weeks of vacation per year.  During each Additional Term, if any, Executive will accrue and be entitled to five weeks of vacation per year.  The Executive shall be permitted to carry up to one week of accrued but untaken vacation from year to year.  To the extent this Section 5(b)(iii) conflicts with any Company policy, the provisions hereof shall prevail.

            6.  Involuntary Termination.

                        (a)  To the extent permitted by law, in the event of the Executive's physical or mental disability which prevents the Executive from performing the services required to be performed by the Executive under this Agreement for a period of at least 120 consecutive days or 150 non-consecutive days in any 12 month period (such condition being herein referred to as a "Disability"), the Company may, at its option, terminate this Agreement and the Executive's employment hereunder, effective upon giving the Executive notice to that effect.  In the event of a dispute as to the Executive's ability to perform the Executive's duties, the Company may refer the same to a licensed practicing physician of the Company's choice, and the Executive agrees to submit to such non-invasive tests and examination as such physician shall deem appropriate.

                        (b)  If the Executive dies during the Employment Period, this Agreement and the Executive's employment hereunder shall be deemed to be terminated as of the date of Executive's death (such termination, as well as a termination for Disability under Section 6(a) above being referred to herein as an "Involuntary Termination").

            7.  Termination For Cause.  The Company may terminate this Agreement and the employment of the Executive hereunder at any time during the Employment Period for Cause (as defined below) by giving the Executive written notice of such termination, which termination shall take effect immediately upon receipt of such notice (a "Termination for Cause").  For the purposes of this Agreement, "Cause" shall mean:

                        (a)  any material breach of the Executive's obligations under this Agreement, if such breach is not cured within ten days after written notice from the Company describing the alleged breach; provided, however, a breach of Sections 12, 13, 14 or 17 shall not be subject to any cure period;

                        (b)  gross incompetence, willful misconduct or willful neglect in the execution of the Executive's duties hereunder;

                        (c)  fraud, misappropriation, theft, gross malfeasance or willful dishonesty on the part of Execution in connection with the performance of her duties to the Company or otherwise in her dealings or arrangements with the Company, any member of the Group or any of its or their respective clients, customers, suppliers or vendors;

                        (d)  commission by the Executive of a felony or a crime involving moral turpitude;

                        (e)  (i) violation of the Executive's fiduciary obligations to the Company or (ii) conduct by the Executive which is inconsistent with the Executive's position and which results or is reasonably likely to result, in an adverse effect (financial or otherwise) on the business or reputation of the Company or any other member of the Group;

                        (f)  repeated or continued absence from work during normal business hours for reasons other than illness, incapacity or permitted vacation; or

                        (g) violation by the Executive of any of the material policies, rules, regulations, standards or practices of the Company or the Group in place from time to time; provided, however, if such violation is subject to cure (as reasonably determined by the Company), the Executive shall have 15 days to cure such violation after written notice thereof from the Company.

            8.  Termination Without Cause.  The Company may terminate this Agreement and the employment of the Executive hereunder at any time after the Initial Term, for no reason or any reason whatsoever (other than for Cause), at any time upon 90 days' prior written notice (or payment of 90 days of Base Salary in lieu of notice) to the Executive (a "Termination Without Cause").

            9.  Voluntary Termination.  The Executive may terminate this Agreement and her employment with the Company hereunder at any time by giving 90 days' prior written notice of termination to the Company; provided, however, that the Company reserves the right to accept the Executive's notice of termination and to accelerate such notice and make the Executive's termination effective immediately, or on any other date prior to the Executive's intended last day of work as the Company deems appropriate, in which event the Company shall continue to pay the Executive the Base Salary during the entire 90-day period.

            10.  Expiration of Initial Term.  This Agreement and the Executive's employment hereunder shall automatically terminate upon the expiration of the Initial Term if either party shall have given 60-day prior written notice of non-renewal in accordance with the terms and provisions of Section 2 above.

            11.  Effect of Termination.

                        (a)  Upon any termination of this Agreement and the employment of the Executive whether pursuant to any of Sections 6, 7, 8, 9 or 10 hereof or otherwise, neither the Executive nor Executive's beneficiaries or estate shall have any further rights or claims against the Company or the Group under this Agreement or otherwise, except as hereinafter set forth in this Section 11 and the right to receive any Base Salary and benefits to which the Executive is entitled to pursuant to any Federal state or local laws, including, without limitation, COBRA laws:

                                         (i)          the unpaid portion of the Base Salary provided for in Section 5(a) above to the effective date of termination; and

                                         (ii)          reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 5(c)(ii) above.

                        (b)  In the event of a Termination Without Cause by the Company after the Initial Term pursuant to the terms of Section 8 hereof, the Executive shall be entitled to receive, in addition to the amounts set forth in Section 11(a) above, the Base Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination, periodically in accordance with the Company's customary payroll practices, for a period which is the lesser of (i) three months or (ii) the effective date of termination to the last day of the then current Additional Term.  If the Executive accepts other employment or engages in Executive's own business during the period in which he receives payments pursuant to this Section 11(b), the Executive shall forthwith notify the Company and the Company shall be entitled to set-off from amounts due the Executive under this Section 11(b) the amounts earned by the Executive in respect of such other employment or business activity.  The Executive will be required to certify on a monthly basis as to any such other income and the Company shall be entitled to review a copy of the Executive income tax return(s) covering the periods in question.  As a condition precedent to the receipt of the payments described in this Section 11(b), the Executive shall be required to execute a general release of all claims against the Company, each member of the Group, and their respective officers, directors, shareholders, administrators, fiduciaries, partners, members, employees, representatives, agents and attorneys arising out of the Executive's employment, the termination of the Executive's employment or otherwise, including, but not limited to, any claim of discrimination under state, federal or local law. It is specifically understood and agreed that, in the event of a Termination Without Cause after the Initial Term, the Company's obligations to the Executive shall be limited to those set forth in 11(a).

            12.                  Confidentiality and Non-Disclosure.

                        (a)  The Executive recognizes that, as a valued employee of the Company, Executive occupies a position of trust with respect to business information of a secret, proprietary or confidential nature that is the property of the Company and/or the Group and which has been or will be used by or imparted to Executive from time to time in the course of the performance of Executive's duties hereunder.  Executive acknowledges and agrees that such Confidential Information (as defined below) is important, material and confidential trade secrets and proprietary information of the Company and/or the Group, and materially affect the successful conduct of the Company's and/or the Group's business and its goodwill. Executive therefore agrees that:

                                         (i)          The Executive shall use Confidential Information only in the good faith performance of the Executive's duties hereunder. The Executive shall not at any time during the Employment Period or thereafter, directly or indirectly, use Confidential Information for the Executive's personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company, the Group or its or their respective clients and customers;

                                         (ii)          The Executive will not, directly or indirectly, disclose Confidential Information at any time (during or after the Employment Period) except to authorized Company personnel;

                                         (iii)          The Executive will safeguard Confidential Information by all reasonable steps and abide by all policies and procedures of the Company and the Group in effect from time to time regarding storage, copying and handling of documents; and

                                         (iv)          Promptly on the termination of Executive's employment for whatever reason or otherwise on demand, the Executive shall return (or in the event of Executive's death, Executive's personal representative shall return) to the Company any and all materials, substances, models, software, prototypes, documents and the like containing and/or relating to Confidential Information, together with all other property of the Company, the Group and its and their respective customers and clients.  The Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating to the business, potential business of affairs of the Company, the Group and its and their respective clients and customers.

                        (b)  "Confidential Information" means and includes (i) all knowledge, documents, information, data and material concerning the Company and the Group or any of their respective businesses, operations, affairs or financial condition, whether or not already known by the Executive prior to the Effective Date, and (ii) all information that has been disclosed to the Company by any third party under an agreement or circumstances requiring such information to be kept confidential.  Confidential Information shall include, without limitation, the names, procedures, projects, rates, fees, and practices of the Company and its clients; pricing information relating to the Company and its vendors and suppliers; compensation paid to employees and other terms of employment; proprietary software and programs; financial or research models or processes and related data; and financial information concerning the Company and of the Group. Confidential Information shall not include (i) information that is in the public domain through no fault of Executive; (ii) information published or disseminated by the Company in the ordinary course of business without restriction; and (iii) information received from a third party not under an obligation to keep such information confidential and without breach of this Agreement by Executive.

                        (c)            The terms and provisions of this Section 12 shall survive the termination of this Agreement and the Executive's employment hereunder.

            13.   Non-Solicitation and Non-Competition.

                        (a)  The Executive acknowledges and understands that, in view of the position that the Executive will hold as an employee of the Company, the Executive's relationship with the Company and the Group will afford the Executive extensive access to Confidential Information of the Company and the Group.  The Executive therefore agrees that during the course of the Executive's employment with the Company or any member of the Group and for a period of 12 months after termination of the Executive employment with the Company or any member of the Group (for any reason or no reason) (collectively, the "Restricted Period"), the Executive shall not in any State within the United States of America that the Company or the Group then conducts or proposes to conduct business, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, officer, director, consultant, independent contractor, agent or employee, engage in any business or other commercial activity which is engaged in or is seeking to engage in a "competitive business".  As used in this Agreement, the term "competitive business" shall mean a business involving 24-hour telephone answering, messaging and virtual office services for physicians, other medically-related businesses and other non-medical businesses and professionals or a business presently or hereafter conducted by the Company or any of its subsidiaries or affiliates.

                        (b)  During the Restricted Period, the Executive shall not, directly or indirectly, either on the Executive's on behalf or on behalf of any other individual or commercial enterprise: contact, communicate, solicit or transact any business with or assist any third party in contracting, communicating, soliciting or transacting any business with (i) any of the customers or clients of the Company or any other member of the Group, (ii) any prospective customers or clients of the Company or any other member of the Group being solicited at the time of the Executive's termination, or (ii) any individual or entity who or which was within the most recent twelve (12) month period a customer or client of the Company or any other member of the Group, for the purpose of inducing such customer or client or potential customer or client to be connected to or benefit from any competitive business or to terminate its or their relationship with the Company or any other member of the Group.

                        (c)  The Executive further agrees that during the Restricted Period, the Executive will not, directly or indirectly (including without limitation through the use of "headhunters", recruiters or other employment agencies) or by action in concert with others, solicit, recruit or otherwise induce or influence (or seek to induce or influence) any person or entity who or which is or will be hereafter employed or engaged (as an employee, agent, independent contractor or otherwise) by the Company or the Group to terminate its, her or her employment or engagement with the Company or the Group.  This restriction includes that Executive will not (i) disclose to any third party the names, backgrounds or qualifications of any of the Company's or the Group's employees or agents, or otherwise identify them as potential candidates for employment or engagement; or (ii) participate in any pre-employment interviews with any such employee or agent.

                        (d)  The terms and provisions of this Section 13 shall survive the termination of this Agreement and the Executive's employment hereunder.

            14.  Inventions.

                        (a)  The Executive will disclose promptly and fully to the Company and to no one else: (i) all procedures, inventions, developments, ideas, improvements, discoveries, works, modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, suggestions, proposals, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by the Executive ("Inventions"), solely or jointly with others, during the course of the Executive's employment with the Company  which (a) are related to the business of the Company or the Group, any of the products or services being researched, developed, distributed, manufactured or sold by the Company or the Group, or the demonstrably anticipated products or services of the Company of the Group or which may be used in relation with any of the foregoing or (b) result from tasks assigned to the Executive by the Company; and (ii) any Invention made using the time, materials or facilities of the Company or the Group, even if such Invention does not relate to the business of the Company or the Group.  The determination as to whether an Invention is related to the business of the Company or the Group shall be made solely by an authorized representative of the Company. The "business of the Company or the Group" as used in this Section 14 includes the actual business currently conducted by the Company or any member of the Group, as well as any business in which the Company demonstrably proposes to engage during the Employment Period.  The Executive agrees that all such Inventions listed above and the benefits thereof are and shall immediately become the sole and absolute property of the Company from conception, as "works made for hire" (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise.  The Executive shall have no interest in any Inventions. To the extent that title to any Inventions or any materials comprising or including any Invention does not, by operation of law, vest in the Company, the Executive hereby irrevocably assigns to the Company all of the Executive's right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that the Executive may have or may acquire in and to all such Inventions, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Inventions, benefits and/or rights at the request of the Company.  The Executive also hereby assigns to the Company, or waives if not assignable, all of the Executive's "moral rights" in and to all such Inventions, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company.

                        (b)  The Executive agrees to assist the Company (including without limitation, signing all documents and supplying all information such as disks, code, print outs and descriptions that the Company may deem necessary or desirable) without charge for so long as the Executive is an employee of the Company and for as long thereafter as may be necessary (but at the Company's expense if the Executive is no longer an employee of the Company):  (1) to apply, obtain, register and renew for, and vest in, the Company's benefit alone (unless the Company otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Inventions in all countries, and (2) in any controversy or legal proceeding relating to Inventions.  In the event that the Company is unable to secure the Executive's signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to an Invention, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney-in-fact, to act for and on the Executive's behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by the Executive.  The Executive agrees and understands that compliance with the covenants and agreements contained in this Section 14 is not conditioned upon the payment of any additional or special consideration.

                        (c)  The obligations of this Section 14 shall continue beyond the termination of this Agreement and the Executive's employment with the Company, whether or not the Inventions are patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection, if conceived or made by the Executive during the Employment Period and shall be binding upon the Executive and her assigns, executors, administrators and other legal representatives.  For purposes of this Agreement, any Invention relating to the business of the Company or the Group upon which the Executive files patent applications or seeks analogous protection or which is otherwise disclosed to the Company within one year after the termination of this Agreement shall be presumed to relate to an Invention conceived by Executive during the Employment Period, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention was conceived and made by the Executive after termination of her employment by the Company and that no Confidential Information was utilized by Executive with respect to that Invention.

            15.  Extraordinary Relief.  The Executive acknowledges and understands that the provisions of Sections 12, 13, 14 and 17 of this Agreement are of a special and unique nature that are reasonably necessary to protect the legitimate business interests of the Company and the Group, the breach of which would cause the Company and/or the Group irreparable injury, and  which cannot adequately be compensated for in damages by an action at law.  The Executive further acknowledges that the restrictions set forth in Section 13 will not prevent the Executive form earning a livelihood during the Restricted Period.  In the event of a breach or threatened breach by the Executive of any provision of such Sections, the Company or the Group may seek an injunction restraining the Executive from such actual or threatened breach, and shall not be required to post a bond or to prove that irreparable injury would result from the alleged breach of the aforesaid Sections. Nothing contained herein shall be construed as prohibiting the Company or the Group from pursuing any other remedies (including, without limitation, an action for damages) available for any actual or threatened breach of this Agreement, and the pursuit of any injunction or any other remedy shall not be deemed an exclusive election of such remedy. The prevailing party shall reimburse the other for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with the enforcement of Sections 12, 13, 14 and 17 if it is determined that the prevailing party was entitled to such relief.  The restrictions and limitations herein regarding non-disclosure, non-solicitation, non-disparagement and inventions are in addition to, and not in derogation of, applicable law with respect to non-disclosure, non-solicitation, non-competition and inventions in general. All time periods in this Agreement shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Agreement.

            16.  Assistance in Litigation.  Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company and the Group as it may reasonably require, at the expense of the Company and the Group, in connection with any litigation in which it is, or may become, a party either during or after the Employment Period.

            17.  No Disparagement.  Neither party shall, except in connection with a legal proceeding or order (including a proceeding relating to this Agreement), from and after the date hereof, regardless of the expiration or termination of this Agreement, make any (i) statement to any person or entity which has a business relationship with the Company or the Group or (ii) public statement, in each instance, that criticizes, ridicules, disparages or is derogatory to the other or any of the stockholders, investors, officers, directors, agents or employees of the Company or the Group or any of their products, services or procedures, whether or not such disparaging or derogatory statements are true.  The provisions of this Section 17 shall survive the termination of this Agreement and the Executive's employment hereunder.

            18.  Notices.  All notices, claims, certificates, demands and other communications hereunder shall be in writing and sent by facsimile transmission or e-mail, by nationally-recognized overnight courier, delivered personally, or mailed (by registered or certified mail, return receipt requested and postage prepaid), as follows:

if to the Executive:	Nancy L. Duncan 9302 North Meridian Street, Suite 350 Indianapolis, Indiana 46260
with a copy to:	Ryan L. Leitch Riley Bennett & Egloff One American Square, Box 82035 Indianapolis, Indiana 46282
if to the Company:	Medix Resources, Inc. 420 Madison Avenue Suite 1830 New York, New York 10170 Tel: (212) 697-2509 Fax: (212) 681-9817 Attention: Darryl R. Cohen
with a copy to:	Warshaw, Burstein, Cohen, Schlesinger & Kuh, LLP 555 Fifth Avenue New York, NY 10017 Tel: (212) 984-7836 Fax: (646) 349-1665 Attention: Peter B. Hirshfield, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.  Any such notice or communication shall be deemed to have been delivered (a) in the case of personal delivery, on the date of such delivery, (b) in the case of courier delivery, upon receipt of confirmation of delivery, (c) in the case of telecopy transmission or e-mail, upon confirmation of receipt by hardcopy and (d) in the case of mailing, on the fifth business day following posting.

            19.   Entire Agreement; Severability.  This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements or understandings (whether written or oral) with respect thereto.  In the event that any one or more of this provisions contained in this Agreement shall be deemed by a court of competent jurisdiction or arbitration panel to be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court or arbitrator shall deem the provision to be enforceable.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof

            20.  Successors and Assigns; Assignment.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their successors and permitted assigns.  This Agreement is personal in its nature and neither party may assign or transfer this Agreement or any rights or obligations hereunder, except that with the prior consent of the Executive, which consent will not be unreasonably withheld, the Company shall have the right to assign its rights hereunder to another member of the Group.

            21.  Governing Law. Any and all actions or controversies arising out of this Agreement or the Executive's employment, including, without limitation, tort claims, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws.

            22.  Arbitration. Except with respect to either party's right to seek injunctive and other equitable relief (including, without limitation, to enforce the provisions of Sections 12, 13, 14 and 17), in consideration of the Company employing Executive or continuing to employ Executive and the mutual promises set forth herein, Executive and the Company agree, for themselves and for their representatives, successors, and assigns, that any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Executive's employment with Company or termination thereof, shall be submitted to and settled by final and binding arbitration in New York, New York, before a single arbitrator, in accordance with the procedures required under New York law.

                        (a)  To the extent not inconsistent with law, the following will govern any arbitration hereunder:

                                         (i)          The National Rules for the Resolution of Employment Disputes of the American Arbitration Association will apply.   The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court, consistent with applicable laws.  Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award.  The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction.

                                         (ii)          The Company shall bear the costs of the arbitrator and forum fees and each party shall bear its own respective attorney fees and all other costs, unless otherwise required or allowed by law and awarded by the arbitrator, provided further that if any matter of dispute raised by a party or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of the arbitration award, all or any part of the arbitration expenses (including reasonable attorney's fees) of the other party and the arbitration fees against the party raising such unreasonable matter of dispute or defense or objection thereto.

                        (b)  This pre-dispute resolution agreement covers all matters directly or indirectly related to Executive's recruitment, employment, or termination of employment by the Company, including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, sections 1981 through 1988 of Title 42 of the United States Code and all amendments thereto, Employee Retirement Income Security Act of 1974 ("ERISA"), the Americans with Disabilities Act of 1990 ("ADA"), the Age Discrimination in Employment Act of 1967 ("ADEA"), the Older Workers Benefits Protection Act of 1990 ("OWBPA"), the Fair Labor Standards Act ("FLSA"), the Occupational Safety and Health Act ("OSHA"), the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the New York Human Rights Laws, the New York City Human Rights Laws, the Indiana Civil Rights Commission and any and all claims under federal, state, and local laws against employment discrimination or otherwise pertaining to the Executive's employment or termination thereof, but excluding Worker's Compensation Claims.

                        (c)  In the event that either party files, and is allowed by the courts to prosecute, a court action against the other, the plaintiff in such action agrees not to request, and hereby waives such party's right to a trial by jury.

                        (d)  THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT, ABSENT THIS AGREEMENT, THEY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, THEY GIVE UP THOSE RIGHTS AND AGREE TO RESOLVE ANY AND ALL GRIEVANCES BY ARBITRATION.

            23.  Waivers.  The provisions of this Agreement may not be waived, temporarily or permanently, except pursuant to a writing executed by the party against whom enforcement of such waiver would be sought.  The waiver by any party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            24.  Amendments; Modifications.  The terms and provisions of this Agreement may not be modified or amended without the written agreement of each of the parties.

            25.  Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart by facsimile shall be equally as effective as delivery of a manually executed counterpart.

            26.  Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meanings or interpretations of this Agreement.

            27.  Survival.  The representations, warranties, covenants and agreements of the parties hereto shall survive any cancellation, termination, rescission, amendment, modification or expiration of this Agreement and any termination of the Executive's employment with the Company for any reason.

            28.  Indemnification.  The Executive shall be entitled to indemnification in her capacity as an officer of the Company as provided in the Company's organizational documents and applicable law.

            29.  Executive's Ability to Contract for the Company. The Executive shall not have the right to make any contracts or commitments for or on behalf of the Company or the Group, to sign or endorse any commercial paper, contracts, advertisements, or instrument of any nature, or to enter into any obligation binding the Company or the Group to the payment of money or otherwise, except to the extent Executive is so authorized in writing.

            30.  Executive's Representations.  The Executive represents and warrants that: (i) the Executive has the legal capacity to execute and perform this Agreement; (ii) this Agreement is a valid and binding agreement enforceable against the Executive according to its terms; (iii) the Executive is free to enter into this Agreement and to perform each of its terms and covenants; (iv) the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and (v) the Executive's execution and performance of this Agreement is not a violation or a breach of any other agreement or understanding to which the Executive is a party or by which the Executive may be bound.  The Executive agrees to indemnify and hold the Company and the Group harmless from any and all costs and expenses, including attorney's fees, incurred by the Company and the Group as a result of any breach by Executive of the representations and warranties set forth in this Section 30.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement the date first above written.

MEDIX RESOURCES, INC. By: _____________________________ Name: Title:	EXECUTIVE /s/ Nancy L Duncan Name: Nancy L. Duncan